Consent of Independent Registered Public Accounting Firm

The Board of Trustees of Penn Capital Funds Trust:

We consent to the use of our report dated August 28, 2019, with respect to the financial statements of the Penn Capital Funds Trust (the “Funds”) comprised of Penn Capital Managed Alpha SMID Cap Equity Fund, Penn Capital Special Situations Small Cap Equity Fund, Penn Capital Multi-Credit High Income Fund, Penn Capital Defensive Floating Rate Income Fund and Penn Capital Defensive Short Duration High Income Fund, as of June 30, 2019, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
October 28, 2019